PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 13, 2004)

                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                     Registration No. 333-110997

                                   [SKY LOGO]

                           INNOVA, S. DE R.L. DE C.V.

              Offer to exchange all of our outstanding unregistered
                  U.S.$300,000,000 9.375% Senior Notes due 2013

                                       for

                  U.S.$300,000,000 9.375% Senior Notes due 2013
           which have been registered under the Securities Act of 1933

This prospectus supplement supplements and amends our prospectus, dated February 13, 2003, relating to the exchange offer for our 9.375% Senior Notes due 2013.

Attached hereto and incorporated by reference herein are the Reports on Form 6-K for Innova, S. de R.L. de C.V. for the month of February, 2004, which we furnished to the U.S. Securities and Exchange Commission on February 20, 2004 and February 25, 2004. All information disclosed in these Reports furnished on Form 6-K, except for the information regarding EBITDA, EBIT and EBITDA margins, shall be incorporated by reference into the Registration Statement on Form F-4, as amended, filed with the Securities and Exchange Commission on December 8, 2003 by Innova, S. de R.L. de C.V.

Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this prospectus supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this prospectus supplement.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used and not defined herein shall have the meanings given to them in the prospectus.

YOU SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 8 OF THE
PROSPECTUS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS EXCLUSIVELY THE RESPONSIBILITY OF INNOVA AND DOES NOT REQUIRE AUTHORIZATION BY THE COMISION NACIONAL BANCARIA Y DE VALORES, THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR THE CNBV. THE REGISTRATION WITH THE SPECIAL SECTION OF THE SECURITIES NATIONAL REGISTRY (SECCION ESPECIAL DEL REGISTRO NACIONAL DE VALORES), MAINTAINED BY THE CNBV, DOES NOT IMPLY A CERTIFICATION OF THE INVESTMENT QUALITY OF THE NOTES OR INNOVA'S SOLVENCY. THE NOTES HAVE NOT BEEN REGISTERED WITH THE SECURITIES SECTION OF THE SECURITIES NATIONAL REGISTRY (SECCION DE VALORES DEL REGISTRO NACIONAL DE VALORES) AND THEREFORE, THE NOTES ARE NOT SUBJECT TO A PUBLIC OFFERING NOR INTERMEDIATION IN MEXICO. THE ACQUISITION OF THE NOTES BY ANY INVESTOR OF MEXICAN NATIONALITY WILL BE MADE UNDER ITS OWN RESPONSIBILITY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this prospectus supplement is February 26, 2004.

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 6-K


        REPORT OF FOREIGN ISSUER PURSUANT TO RULES 13a-16 OR 15d-16
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      For the month of February, 2004

                      Commission File Number: 333-7484

                         INNOVA, S. de R.L. de C.V.
            ----------------------------------------------------
              (Translation of registrant's name into English)

    Insurgentes Sur 694 Piso 8, Col. Del Valle 03100 Mexico, D.F. Mexico
  -----------------------------------------------------------------------
                  (Address of principal executive offices)



     (Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.)

          Form 20-F       X                          Form 40-F
                       -------                                 ------

     (Indicate by check mark whether the registrant by furnishing the information contained in this Form is also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.)

          Yes               No      X
              -------             ------

     (If "Yes" is marked indicate below the file number assigned to the registrant in connection with Rule 12g-3-2(b): 82____.)



This Report furnished on Form 6-K shall be incorporated by reference into the Registration Statement on Form F-4, as amended, filed with the Securities and Exchange Commission on December 8, 2003 by Innova, S. de R.L. de C.V.

                                 SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             INNOVA, S. de R.L. de C.V.
                                             ----------------------------------
                                                       (Registrant)


Dated: February 20, 2004                     By:  /s/ Carlos Ferreiro Rivas
                                                -------------------------------
                                                Name:  Carlos Ferreiro Rivas
                                                Title: Chief Financial Officer

[SKY LOGO]

FOR IMMEDIATE RELEASE
---------------------


                        INNOVA, S. de R. L. de C.V.
                  Appointment of Chief Executive Officer


Mexico City, February 20th, 2004.

INNOVA, S. DE R.L. DE C.V., the provider of direct-to-home (DTH) satellite television services under the SKY brand name and the pay-TV market leader in Mexico as measured by the number of subscribers, announced the appointment of Mr. Alexandre Moreira Penna as Chief Executive Officer of the Company, effective March 1st, 2004. He will replace outgoing Chief Executive Officer Mr. Pablo Vazquez Oria who has decided to participate in other projects.

We would like to express our thanks to Mr. Vazquez for the Company's outstanding operational and financial achievements under his leadership, since he joined the Company in May 2002.

Mr. Penna has a strong experience in the Media, Pay TV and Telecommunications industries. Prior to joining Innova, Mr. Penna held for over two years the position of Vice President of Corporate Finance of Grupo Televisa. Mr. Penna will report to Innova's Board of Directors.

INNOVA, S. DE R.L. DE C.V., is a joint venture indirectly owned by Grupo Televisa, S.A., a Mexican corporation ("Televisa"), The News Corporation Limited, an Australian Corporation ("News Corporation"), and Liberty Media International Inc., a Delaware corporation ("Liberty Media"), (formerly known as Tele-Communications International, Inc.). For more information, please visit www.sky.com.mx.

GRUPO TELEVISA S.A., is the largest media company in the Spanish-speaking world, and a major player in the international entertainment business. It has interests in television production and broadcasting, programming for pay television, international distribution of television programming, direct-to-home satellite services, publishing and publishing distribution, cable television, radio production and broadcasting, professional sports and show business promotions, feature film production and distribution, paging services and the operation of a horizontal Internet portal. Grupo Televisa also has an unconsolidated equity stake in Univision, the leading Spanish-language television company in the United States. For more information, please visit www.televisa.com.

NEWS CORPORATION, is a diversified international media and entertainment company with operations in seven industry segments: filmed entertainment; television; cable network programming; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, the United Kingdom, Australia, Asia and the Pacific Basin. For more information, please visit www.newscorp.com.

LIBERTY MEDIA INTERNATIONAL, owns and operates broadband cable television and telephony distribution networks and is a provider of diversified programming services in Europe, Latin America and Asia. For more information, please visit www.libertymedia.com.

Contact:

CARLOS FERREIRO
Chief Financial Officer
Innova, S. de R.L. de C.V.
Insurgentes Sur No.694
Col. del Valle
Mexico City, 03100
(5255) 5448-4131
cferreiro@sky.com.mx

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 6-K

        REPORT OF FOREIGN ISSUER PURSUANT TO RULES 13a-16 OR 15d-16
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      For the month of February, 2004

                      Commission File Number: 333-7484

                         INNOVA, S. de R.L. de C.V.
               ---------------------------------------------
              (Translation of registrant's name into English)

    Insurgentes Sur 694 Piso 8, Col. Del Valle 03100 Mexico, D.F. Mexico
 --------------------------------------------------------------------------
                  (Address of principal executive offices)

     (Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.)

           Form 20-F     X                         Form 40-F
                       -----                                   -----

     (Indicate by check mark whether the registrant by furnishing the information contained in this Form is also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.)

            Yes                                      No    X
                 -----                                   -----


     (If "Yes" is marked indicate below the file number assigned to the registrant in connection with Rule 12g-3-2(b): 82___.)




All information disclosed in this Report furnished on Form 6-K, except for the information regarding EBITDA, EBIT and EBITDA margins, shall be incorporated by reference into the Registration Statement on Form F-4, as amended, filed with the Securities and Exchange Commission on December 8, 2003 by Innova, S. de R.L. de C.V.

                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          INNOVA, S. de R.L. de C.V.
                                          ----------------------------------
                                                   (Registrant)


Dated: February 25, 2004                  By:  /s/ Carlos Ferreiro Rivas
                                             -------------------------------
                                          Name:   Carlos Ferreiro Rivas
                                          Title:  Chief Financial Officer

[LOGO - SKY]


FOR IMMEDIATE RELEASE
---------------------


                         INNOVA, S. DE R.L. DE C.V.
             REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

                    - SUBSCRIBER BASE GROWS TO 856,600 -
                      - NET REVENUES INCREASED 7.0% -
                - EBITDA INCREASED 22.7% TO PS. 1,191.5 MM -
                    - EBITDA MARGIN INCREASED TO 31.2% -
          - NO SHAREHOLDER FUNDING WAS REQUIRED DURING THE YEAR -

-----------------------------------------------------------------------------

o The number of gross active SUBSCRIBERS increased 16.1% to 856,600 as of December 31, 2003 from 737,800 at the end of the previous year.

o REVENUES for the whole year 2003 increased 7.0% to Ps. 3,820.7 million from Ps. 3,569.4 million for the prior year.

o EBITDA for the whole year 2003 increased 22.7% to Ps. 1,191.5 million from Ps. 971.2 million for the prior year.

o EBITDA MARGIN increased to 31.2% for the whole year 2003 from 27.2% for the prior year.

o    Innova did not require FUNDING from its shareholders during 2003.

-----------------------------------------------------------------------------

Mexico City, February 24, 2004. INNOVA, S. DE R.L. DE C.V., the provider of direct-to-home (DTH) satellite television services under the SKY brand name and the pay-TV market leader in Mexico as measured by the number of subscribers, announced its unaudited consolidated results for the fourth quarter and full year ended December 31, 2003. The attached results have been prepared in accordance with Mexican GAAP in constant Mexican pesos in purchasing power as of December 31, 2003.

SUBSCRIBER BASE          The number of gross active  subscribers  increased
---------------          to   856,600,    including    48,500    commercial
                         subscribers,   as  of  December  31,  2003;   this
                         represents   a  16.1%   increase   from   737,800,
                         including 35,800 commercial subscribers as of December 31, 2002; or an increase of approximately
                         118,800 gross active subscribers.

                         We believe the increase in the subscriber base was primarily due to the sustained growth in customer activations in response to the high quality and variety of our programming content, exclusive events, our aggressive marketing campaigns and the high quality of our customer service.

                         The increase in subscriber base was partially offset by subscriber cancellations during the last quarter, primarily due to the continuing weakness in the Mexican economy. Nevertheless, we continue to experience a decline in the rate of subscriber cancellations as compared to the previous year.

PROGRAMMING CONTENT      During the fourth  quarter of 2003,  Sky continued
-------------------      to enhance its programming  content, by adding the
                         following offerings:

                       o Big  Brother  VIP2,  a 64-day  live  reality  show
                         broadcast on a pay-TV exclusive basis, 24 hours a day, with fourteen well-known media, sports and entertainment participants;
                       o Launching  of  Disney   Channel,   previously   an
                         exclusive DTH channel of DirecTV Mexico;
                       o Launching of 5 additional  HBO channels  (HBO Plus
                         West, HBO Family East and West and MaxPrime East and West);
                       o New   basic    channels   as    Multicinema    and
                         Multipremiere (movies) and ZAZ (kids);
                       o The pay TV-exclusive  broadcast of certain matches
                         of the Mexican 2003 Opening Soccer Tournament;
                       o US PGA and Champions Golf Tournaments, and
                       o Exclusive broadcast of certain boxing fights.

                         During 2004, Innova plans to continue offering the
                         highest   quality   content  in  the   country  by
                         offering:

                       o Big Brother  VIP3, a successful  live reality show
                         broadcast on a pay-TV  exclusive basis, 24 hours a
                         day;
                       o The  continued  pay-TV   exclusive   broadcast  of
                         certain  soccer  matches  of  the  Mexican  Soccer
                         Tournament;
                       o The pay-TV  broadcast of certain soccer matches of
                         the "Copa Libertadores" Tournament;
                       o The  pay  TV-exclusive   transmission  of  certain
                         matches of the Mexican Baseball league
                       o The US Open and Wimbledon  Tennis  Tournaments  on
                         exclusive basis;
                       o The US PGA Golf Tournament, and
                       o Boxing fights and special events.

PRICE AND PROMOTIONS     Innova's  current  installation  fee is Ps. 1,099.
--------------------     However,  residential subscribers who agree to pay
                         the monthly programming fee via automatic charge to a credit card, pay only Ps. 199.

                         We continue our efforts to improve the subscriber base quality by, among other things, encouraging new and current subscribers to pay their monthly programming services through automatic charge to a credit card.

10% EXCISE TAX           On October 30, 2003, the Federal  Executive Branch
--------------           approved  the  President  of Mexico's  tax holiday
                         equal   to  100%  of  the   10%   excise   tax  on
                         telecommunications, effective November 1, 2003 and
                         applicable  only to the tax  triggered  from  this
                         date and  going  forward.  Therefore,  during  the
                         months  of  November   and  December  of  2003  we
                         recorded the amount we saved by not paying the 10% excise tax as extraordinary income in our income statement.

                         We continue proceedings to recover the approximately U.S.$18.0 million and U.S.$16.0 million that we have already paid in this tax for 2002 and for 2003, respectively; however, we cannot assure you that we will be able to recover these amounts, even if we obtain a favorable final resolution for our amparo proceedings for 2003 as we did for the year 2002.

RECENT
DEVELOPMENTS             The  10%  excise  tax  on  telecommunications  was
------------             definitively  eliminated as of January 1st,  2004.
                         From this date and going forward we will not have to pay this excise tax; therefore, we will be able to lower our overall tax exposure and retain a higher proportion of our revenues, without any modification in prices to our subscribers.

                         On February 13th, 2004, we entered into two separate derivative transactions denominated "coupon swap" agreements to hedge a portion of our US dollar foreign exchange exposure resulting from the issuance of our US$300 million 9.375% senior notes that mature in 2013. Under the transactions, we will receive semiannual payments calculated based on an aggregate notional amount of US$300 million at an annual rate of 9.375%, and we will make monthly payments calculated based on an aggregate notional amount of Ps. 3,282.225 million at an annual rate of 10.25%. The transactions, both of which terminate in September 2008, will reduce our foreign exchange exposure on 10 interest coupon payments on the senior notes we issued in September 2003. We believe these transactions considerably reduce our foreign exchange exposure at a reasonable cost.

FINANCIAL REVIEW
----------------

                          FINANCIAL HIGHLIGHTS
        THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
           STATEMENTS PREPARED UNDER MEXICAN GAAP (UNAUDITED)
       MILLION OF CONSTANT MEXICAN PESOS AS OF DECEMBER 31, 2003


                              THREE MONTHS ENDED DECEMBER 31,
                        -------------------------------------------------
                           2003 % Margin  2002 % Margin  VAR     %

      Net Revenues          999     100    865     100   134    15
      Cost of Sales         309      31    275      32    34    12
                          -----          -----         -----
      Gross Profit          690      69    590      68   100    17

        Selling             205      21    202      23     3     1
        Operations          127      13    107      12    20    19
        Administrative       38       4     29       3     9    31
                          -----          -----         -----
      Total Expenses        370      37    338      39    32     9
                          -----          -----         -----
      EBITDA (1)            320      32    252      29    68    27

      EBIT (2)              122      12     21       2   101   481


                             TWELVE MONTHS ENDED DECEMBER 31,
                           2003 % Margin  2002 % Margin  VAR     %

     Net Revenues         3,821     100  3,569     100   252     7
     Cost of Sales        1,180      31  1,105      31    75     7
                          -----          -----         -----
     Gross Profit         2,641      69  2,464      69   177     7

       Selling              848      22    866      24   (18)   (2)
       Operations           476      12    501      14   (25)   (5)
       Administrative       125       3    126       4    (1)   (1)
                          -----          -----         -----
     Total Expenses       1,449      38  1,493      42   (44)   (3)
                          -----          -----         -----
     EBITDA (1)           1,192      31    971      27   221    23

     EBIT (2)               383      10      9       0   374   n/a


(1)  EBITDA  is  defined  as  operating  income  before   depreciation  and
     amortization.

(2) EBIT is defined as operating income before integral cost of financing and taxes.



NET REVENUES             Net  revenues of Ps.  999.1  million for the three
                         months ended  December 31, 2003,  increased by Ps.
                         134.2 million or 15.5% as compared to the same period of the prior year, primarily due to the growth of our subscriber base and additional pay-per-view revenues.

                         Net revenues of Ps. 3,820.7 million for the twelve months ended December 31, 2003, increased by Ps.
                         251.4 million or 7.0% as compared to the prior year, mainly due to the growth of our subscriber base.

COST OF SERVICES
AND SALES                Cost of services  and sales  increased by Ps. 34.0
                         million or 12.4% to Ps. 308.7 million for the three months ended December 31, 2003 as compared to the same period of the prior year; primarily due to the costs associated with our bigger subscriber base, higher subscriber activations and related costs, as well as higher costs resulting from the devaluation of the peso against the US dollar, as compared to the prior year.

                         Cost of services and sales increased by Ps. 75.2 million or 6.8% to Ps. 1,180.2 million for the twelve months ended December 31, 2003, as compared to the prior year. This increase was due to the same reasons explained above.

OPERATING EXPENSES       Total  expenses of Ps. 370.5 million for the three
                         months ended  December 31, 2003,  increased by Ps.
                         32.2 million or 9.5% as compared to the same period of the prior year, primarily due to higher promotion and commission expenses as a result of the increase on subscriber activations during this period as compared to previous year.

                         Total expenses of Ps. 1,449.0 million for the twelve months ended December 31, 2003, declined by Ps. 44.1 million or 3.0%, as compared to the prior year, primarily due to lower cost of free special events, lower cost of reactivation and recovery of IRDs and lower cost of headcount and administrative expenses.

EBITDA EBITDA of Ps. 320.0 million for the three months ended December 31, 2003, improved by Ps. 68.0 million or 27.0%, as compared to the same period of 2002, primarily due to higher revenues, partially offset by higher cost of services and sales and operating expenses, as described above.

                         As a result, EBITDA margin increased from 29.1% to 32.0% as compared to the fourth quarter of 2002.

                         EBITDA of Ps. 1,191.5 million for the twelve months ended December 31, 2003, improved by Ps.
                         220.3 million or 22.70%, as compared to the prior year due to higher revenues and lower operating expenses, partially offset by higher cost of services and sales.

                         As a result, EBITDA margin increased from 27.2% in 2002, to 31.2% in 2003.

EBIT
OPERATING INCOME         EBIT  improved by Ps.  101.0  million or 484.5% to
                         Ps.  121.9  million  in  the  three  months  ended
                         December 31, 2003, as compared to Ps. 20.9 million during the same period of 2002. As a result, EBIT margin increased to 12.2% in the fourth quarter of 2003 from 2.4% in the fourth quarter of 2002.

                         EBIT improved by Ps. 373.5 million or 3973% to Ps.
                         382.9 million in the twelve months ended December 31, 2003, as compared to Ps. 9.4 million for the same period in the prior year.

NET LOSS Innova reported a net loss of Ps. (194.6) million for the three months ended December 31, 2003, as compared to a net loss of Ps. (358.2) million in the same period of 2002. Innova's fourth quarter net loss was affected by various extraordinary items such as: expenses due to the call premium and anticipated amortization of our 2007 Senior Notes; increased savings because we were not required to pay the 10% excise tax after November 1, 2003; and, a lower foreign exchange loss of Ps. (110.0) million in this fourth quarter of 2003 as compared to a foreign exchange loss of Ps. (224.7) million during the fourth quarter of 2002.

                         Innova reported a net loss of Ps. (798.6) million for the twelve months ended December 31, 2003, as compared to a net loss of Ps. (1,839.2) million for the same period in the prior year.

                         Innova's lower foreign exchange loss in 2003 was primarily due to the lower depreciation of the Mexican peso versus the U.S. dollar of approximately 7.3% from December 31, 2002 to December 31, 2003 as compared to a depreciation of the Mexican peso versus the U.S. dollar of approximately 14.0% from December 31, 2001 to December 31, 2002.

                         Additional devaluations of the peso will likely affect our liquidity and results of operations,
                         considering       our       substantial       U.S.
                         dollar-denominated indebtedness, operating costs and expenses, while our revenues are primarily peso-denominated. Any decrease in the value of the peso against the U.S. dollar could cause us to incur foreign exchange losses, which would reduce our net income.

FUNDING FROM
SHAREHOLDERS             Innova did not require any additional funding from
------------             its shareholders  during 2003. This was mainly due
                         to positive cash flow from operations and the current balance of cash resources available. The
                         Company has not required shareholder funding for seven straight quarters and expects to satisfy our liquidity needs during 2004 with our current balance of cash resources and additional cash flow from operations.


INNOVA, S. DE R.L. DE C.V., is a joint venture indirectly owned by Grupo Televisa, S.A., a Mexican corporation ("Televisa"), The News Corporation Limited, an Australian Corporation ("News Corporation"), and Liberty Media International Inc., a Delaware corporation ("Liberty Media"), (formerly known as Tele-Communications International, Inc.). For more information, please visit www.sky.com.mx.

GRUPO TELEVISA S.A., is the largest media company in the Spanish-speaking world, and a major player in the international entertainment business. It has interests in television production and broadcasting, programming for pay television, international distribution of television programming, direct-to-home satellite services, publishing and publishing distribution, cable television, radio production and broadcasting, professional sports and show business promotions, feature film production and distribution, and the operation of a horizontal Internet portal. Grupo Televisa also has an unconsolidated equity stake in Univision, the leading Spanish-language television company in the United States. For more information, please visit www.televisa.com.

NEWS CORPORATION, is a diversified international media and entertainment company with operations in seven industry segments: filmed entertainment; television; cable network programming; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, the United Kingdom, Australia, Asia and the Pacific Basin. For more information, please visit www.newscorp.com.

LIBERTY MEDIA INTERNATIONAL, owns and operates broadband cable television and telephony distribution networks and is a provider of diversified programming services in Europe, Latin America and Asia. For more information, please visit www.libertymedia.com.

This press release contains forward-looking statements regarding Innova's results and prospects. Actual results could differ materially from these statements. The forward-looking statements in this press release, including, but not limited to, statements regarding our future liquidity requirements should be read in conjunction with the factors described in "Item 3. Risk Factors" in the Company's Annual Report on Form 20-F, which among others, could cause actual results to differ materially from those contained in any oral statements made by authorized officers of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Contact:

CARLOS FERREIRO
Chief Financial Officer
Innova, S. de R.L. de C.V.
Insurgentes Sur No.694
Col. del Valle
Mexico City, 03100
(5255) 5448-4131
cferreiro@sky.com.mx
--------------------

                                       INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES
                                       CONSOLIDATED INCOME STATEMENTS (Unaudited)
                            FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                         STATEMENTS PREPARED UNDER MEXICAN GAAP
                        (THOUSANDS OF MEXICAN PESOS IN PURCHASING POWER AS OF DECEMBER 31, 2003)


                                         THREE MONTHS ENDED DECEMBER 31,            TWELVE MONTHS ENDED DECEMBER 31,
                                               2003                2002                 2003                   2002
                                           -------------      ---------------      ----------------      -----------------

NET REVENUES                           PS.      999,108   PS.        864,904   PS.       3,820,738   PS.        3,569,381

COST OF SERVICES AND SALES                      308,650              274,699             1,180,215              1,105,022
                                           -------------      ---------------      ----------------      -----------------
GROSS PROFIT                                    690,458              590,205             2,640,523              2,464,359
                                           -------------      ---------------      ----------------      -----------------

OPERATING EXPENSES:
Selling                                         204,713              201,705               848,358                865,866
Operations                                      127,486              107,209               475,665                500,945
Administrative                                   38,282               29,357               124,997                126,304
                                           -------------      ---------------      ----------------      -----------------
                                                370,481              338,271             1,449,020              1,493,115
                                           -------------      ---------------      ----------------      -----------------

EBITDA                                          319,977              251,934             1,191,503                971,244

DEPRECIATION AND AMORTIZATION                   198,075              231,077               808,628                961,864
                                           -------------      ---------------      ----------------      -----------------
OPERATING INCOME - EBIT                         121,902               20,857               382,875                  9,380
                                           -------------      ---------------      ----------------      -----------------

INTEGRAL COST OF FINANCING:
Interest expense                                167,057              264,099               938,901              1,022,148
Interest income                                  (2,224)              (2,827)              (15,171)               (11,504)
Foreign exchange loss - net                     110,036              224,708               587,758              1,221,123
Gain from monetary position                    (100,561)            (157,097)             (315,295)              (518,443)
                                           -------------      ---------------      ----------------      -----------------
                                                174,308              328,883             1,196,193              1,713,324
                                           -------------      ---------------      ----------------      -----------------

Special Items & other expense - net             140,436               27,578               103,418                 56,723
                                           -------------      ---------------      ----------------      -----------------

LOSS BEFORE TAXES                              (192,842)            (335,604)             (916,736)            (1,760,667)

Provision for (benefit from)
income and assets tax                             1,982               22,551              (117,050)                78,533
Minority interest                                  (240)                   -                (1,033)                     -
                                           -------------      ---------------      ----------------      -----------------

NET LOSS                               PS.     (194,584)  PS.       (358,155)  PS.        (798,653)  PS.       (1,839,200)
                                           =============      ===============      ================      =================


                INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002 (UNAUDITED)
                  Statements prepared under Mexican GAAP
 (Thousands of Mexican Pesos in purchasing power as of December 31, 2003)

                                                    2003            2002
                                                 -----------     -----------
ASSETS
Cash and cash equivalents                     PS.   493,569  PS.    277,236
Trade accounts receivable                           118,174         132,396
Value added tax credit                                1,955          44,930
Spare parts                                          10,079          13,536
Prepaid expenses and other                          140,536         176,555
                                                 -----------     -----------
TOTAL CURRENT ASSETS                                764,313         644,653

PROPERTY AND EQUIPMENT - NET                      1,381,315       1,597,363

PAS - 9 SATELLITE-NET                             1,253,439       1,290,346

OTHER NON-CURRENT ASSETS - NET                       67,920         107,965
                                                 -----------     -----------

TOTAL ASSETS                                  PS. 3,466,987  PS.  3,640,327
                                                 ===========     ===========

LIABILITIES
Trade accounts payable and accruals           PS.   402,269  PS.    295,796
PanAmSat Pas-9                                       63,522          49,439
Due to affiliated companies and other
  related parties                                   416,702         450,656
Accrued interest                                    120,367         131,327
Accrued taxes                                        97,664         189,730
Deferred income - Pre-billed and
  pre-collected services                            137,958         112,533
                                                 -----------     -----------
TOTAL CURRENT LIABILITIES                         1,238,482       1,229,481
                                                 -----------     -----------

Senior Exchange Notes due 2013                    3,367,500               -
Senior Exchange Notes due 2007                      987,800       4,080,039
Long-term loans from Stockholders                         -       3,371,743
Long-term interest on Stockholders loans                  -         709,590
Seniority premiums                                    1,641           1,310
PanAmSat Pas-9                                    1,404,871       1,428,749
                                                 -----------     -----------
TOTAL NON-CURRENT LIABILITIES                     5,761,812       9,591,431
                                                 -----------     -----------

TOTAL LIABILITIES                                 7,000,294      10,820,912
                                                 -----------     -----------

STOCKHOLDERS' DEFICIT
Capital stock                                     6,327,231       1,989,191
Accumulated loss                                 (9,136,974)     (7,297,774)
Loss for the twelve-month period                   (798,653)     (1,839,200)
Excess from restatement-
  Inflationary effects on Balance Sheet              75,089         (32,802)
                                                 -----------     -----------
TOTAL STOCKHOLDERS' DEFICIT                      (3,533,307)     (7,180,585)
                                                 -----------     -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT   Ps. 3,466,987  Ps.  3,640,327
                                                 ===========     ===========

                           INNOVA, S. DE R.L. DE C.V.
                           Insurgentes Sur 694, Piso 8
                                Colonia Del Valle
                           03100 Mexico, D.F., Mexico



                       EXCHANGE AGENT, TRUSTEE, REGISTRAR,
                                  PAYING AGENT
                               AND TRANSFER AGENT
                              The Bank of New York
                           Corporate Trust Operations
                               Reorganization Unit
                               101 Barclay Street
                                  Floor 7 East
                            New York, New York 10289
                          Attention: Giselle Guadalupe
                                     U.S.A.



                                LUXEMBOURG PAYING
                    AGENT, TRANSFER AGENT, AND LISTING AGENT
                     The Bank of New York (Luxembourg), S.A.
                                 Aerogolf Centre
                                  1A Hoehenhof
                        L-1736, Senningerberg Luxembourg



                  LEGAL ADVISORS TO INNOVA, S. DE R.L. DE C.V.


       AS TO UNITED STATES LAW:                                      AS TO MEXICAN LAW:
Fried, Frank, Harris, Shriver & Jacobson LLP             Mijares, Angoitia, Cortes y Fuentes, S.C.
         One New York Plaza                                      Montes Urales 505, Piso 3
      New York, New York 10004                                  Colonia Lomas de Chapultepec
              U.S.A.                                             11000 Mexico, D.F., Mexico



                     AUDITORS OF INNOVA, S. DE R.L. DE C.V.
                          PricewaterhouseCoopers, S.C.
                              Mariano Escobedo 573
                            Colonia Rincon del Bosque
                           11580 Mexico, D.F., Mexico

                           INNOVA, S. DE R.L. DE C.V.

                    OFFER TO EXCHANGE ALL OF OUR OUTSTANDING
                    $300,000,000 9.375% SENIOR NOTES DUE 2013
                                       FOR
                    $300,000,000 9.375% SENIOR NOTES DUE 2013
                        WHICH HAVE BEEN REGISTERED UNDER
                         THE U.S. SECURITIES ACT OF 1933
               --------------------------------------------------

                              PROSPECTUS SUPPLEMENT

               ---------------------------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with information or represent anything contained in this prospectus supplement. You must not rely on any unauthorized information. This prospectus supplement does not offer to sell nor does it solicit to buy any exchange notes in any jurisdiction where it is unlawful. The information in this prospectus supplement is current as of February 26, 2004.

     DEALER PROSPECTUS DELIVERY OBLIGATION. Until June 15, 2004, or, if we extend the period of the exchange offer, for a period of 90 days following the consummation of the exchange offer, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus, along with this accompanying supplement. This is in addition to the dealers' obligation to deliver a prospectus and this accompanying supplement when acting as underwriters and with respect to their unsold allotments or subscriptions.